Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Inquiries
Gina Birdsall	Janelle Stevenson
Investor Relations	Corporate Communications
301/998-8265	301/998-8185
gbirdsall@federalrealty.com	jmstevenson@federalrealty.com

ANDREW BLOCHER TO BE PROMOTED TO CHIEF FINANCIAL OFFICER OF FEDERAL REALTY INVESTMENT TRUST

ROCKVILLE, Md. (August 26, 2008) – Federal Realty Investment Trust (NYSE:FRT) today announced that Andrew P. Blocher will be promoted to the position of senior vice president, chief financial officer and treasurer effective September 1, 2008, succeeding Joseph M. Squeri, who is leaving the Trust to pursue other professional interests.

“The promotion of Andy to chief financial officer is an indication of the management and leadership strength we’ve built within our organization. Andy has been instrumental in positioning the Trust with financial flexibility and in creating and maintaining key relationships with the financial community,” said Donald C. Wood, president and chief executive officer of the Trust. “I would also like to thank Joe for his contributions and counsel during his tenure with the Trust.”

Mr. Blocher has been a long-term employee of the Trust having joined Federal Realty in November 2000. Since that time, he has played an integral role in the creation and implementation of the Trust’s capitalization strategy, which has led to a significant strengthening of the Trust’s balance sheet, and in the communication of the Trust’s business plan to investors and other constituencies. Mr. Blocher has assumed increasing responsibilities during his tenure with current responsibility for the Trust’s capital markets, investor relations and human resources functions. With his promotion, Mr. Blocher will now assume responsibility for overseeing the Trust’s accounting and information technology functions. Mr. Blocher holds a Masters of Business Administration from The George Washington University and a Bachelor of Science in finance from Indiana University.

About Federal Realty

Federal Realty Investment Trust is an equity real estate investment trust specializing in the ownership, management, development, and redevelopment of high quality retail assets. Federal Realty’s portfolio (excluding joint venture properties) contains approximately 18.4 million square feet located primarily in strategically selected metropolitan markets in the Northeast, Mid-Atlantic and California. In addition, the Trust has an ownership interest in approximately

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ANDREW BLOCHER TO BE PROMOTED TO CHIEF FINANCIAL OFFICER

OF FEDERAL REALTY INVESTMENT TRUST

August 26, 2008

1.0 million square feet of retail space through a joint venture in which the Trust has a 30% interest. Our operating portfolio (excluding joint venture properties) was 95.8% leased to national, regional, and local retailers as of June 30, 2008, with no single tenant accounting for more than approximately 2.7% of annualized base rent. Federal Realty has paid quarterly dividends to its shareholders continuously since its founding in 1962, and has increased its dividend rate for 41 consecutive years, the longest record in the REIT industry. Federal Realty is an S&P MidCap 400 company and its shares are traded on the NYSE under the symbol FRT.

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